EXHIBIT 99.1

Press Release

IXYS Corporation Announces Results for the December 2016 Quarter

Growth in Net Revenues, Gross Margins and Net Income Reported

Quarter-End Highlights:

•	Net revenues for the quarter were $79.5 million, an increase of 5.8%, as compared to $75.1 million in net revenues during the December 2015 quarter.

•	Net income for the quarter ended December 31, 2016 was $5.1 million, or $0.16 per diluted share, an increase of $2.8 million, or 123.1%, as compared to $2.3 million in net income, or $0.07 per diluted share, for the prior year comparable quarter.

•	Gross profit was $26.9 million, or 33.9% of net revenues, which favorably compares to the $24.0 million gross profit, or 32.0% of net revenues, recorded in the December 2015 quarter.

•	IXYS achieved sequential growth in net revenues, gross margins and net income, as detailed below.

•	Cash at the end of December 2016 was $158.5 million, an increase of $4.7 million from the end of September 2016 quarter. IXYS is well positioned to fund both organic and acquisitive growth initiatives.

•	IXYS generated nearly $13 million in adjusted EBITDA during the quarter.

Leiden, Netherlands and Milpitas, CA. February 2, 2017 — IXYS Corporation (NASDAQ: IXYS), an international power semiconductor and IC company, today announced financial results for its third fiscal quarter ended December 31, 2016.

Net revenues for the quarter ended December 31, 2016 were $79.5 million, an increase of 5.8%, as compared to $75.1 million in net revenues from the December 2015 quarter. Sequentially, net revenues in the December 2016 quarter increased by $855,000 from net revenues of $78.6 million posted in the September 2016 quarter. For the nine months ended December 31, 2016, IXYS reported net revenues of $238.8 million, as compared to net revenues of $237.4 million for the same period in the prior fiscal year.

“Higher revenues, in combination with aggressive cost-cutting initiatives and the focus on optimizing our worldwide enterprise, have allowed IXYS to improve its results. We continued our investments in new products and technologies in order to support our growth,” commented Dr. Nathan Zommer, Founder and CEO of IXYS.

Net income for the quarter ended December 31, 2016 was $5.1 million, or $0.16 per diluted share, an increase of $2.8 million, or 123.1%, as compared to net income of $2.3 million, or $0.07 per diluted share, for the December 2015 quarter. Sequentially, net income in the December 2016 quarter increased by $1.2 million, or 29.6%, from net income of $3.9 million in the September 2016 quarter.

The December 2016 quarter non-GAAP net income, which excludes the impact of charges for the amortization and impairment of acquired intangible assets and for stock compensation, was $7.8 million, or $0.24 per diluted share, as compared to non-GAAP net income of $3.9 million, or $0.12 per diluted share, for the same period in the prior fiscal year.

Net income for the nine-month period ended December 31, 2016 was $12.1 million, or $0.38 per diluted share, an increase of $3.5 million, or 41.1%, as compared to net income of $8.5 million, or $0.26 per diluted share, for the same period in the prior fiscal year. For the nine months ended December 31, 2016, non-GAAP net income was $17.5 million, or $0.55 per diluted share, as compared to non-GAAP net income of $14.3 million, or $0.44 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended December 31, 2016 was $26.9 million, or 33.9% of net revenues, as compared to gross profit of $24.0 million, or 32.0% of net revenues, for the same quarter in the prior fiscal year.

On a sequential basis, the December 2016 quarter gross profit margin increased by 150 basis points from 32.4% of net revenues, or $25.5 million of gross profit, in the September 2016 quarter. Gross profit for the nine months ended December 31, 2016 was $76.4 million, or 32.0% of net revenues, as compared to gross profit of $75.6 million, or 31.9% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $158.5 million at December 31, 2016, after generating $11.5 million in cash from operations during the quarter. Adjusted EBITDA, which excludes stock-based compensation expense and charges for the impairment of acquired intangible assets, was $12.9 million for the December 2016 quarter and $33.3 million for the nine-month period ended December 31, 2016.

“Political uncertainty materially held back growth in 2016 as customers were reticent to make forecasts, preferring to purchase as needed on short lead times. IXYS was able to adapt to these conditions, securing new customers and stabilizing revenue trends. With various governmental elections decided by the end of 2016, focus has returned to economic development worldwide. Bookings are up and our backlog remains strong,” stated Mr. Uzi Sasson, CEO and President of IXYS. “Therefore, we are cautiously optimistic about our prospects and expect revenues in the March 2017 quarter to increase 3% from the December 2016 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. The company incurred non-cash charges, including those associated with the amortization and impairment of intangible assets and stock compensation. Adjusting the net income to exclude the impact of the amortization and impairment of acquired intangible assets and stock compensation expenses and the tax on the stock compensation expense at the effective tax rate for the respective periods results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA reflects the exclusion of depreciation and amortization, charges for impairment of acquired intangible assets, stock compensation expenses, interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non- GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to supporting growth, the focus on economic development, bookings, backlog and our revenues in the March 2017 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended September 30, 2016. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2016	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$158,493	$155,806
Restricted cash	1,309	277
Accounts receivable, net	36,715	38,440
Inventories, net	87,118	89,604
Prepaid expenses and other current assets	5,996	4,203

Total current assets	289,631	288,330
Property, plant and equipment, net	41,738	42,623
Other assets	62,938	63,724
Deferred income taxes	27,774	28,024

Total assets	$422,081	$422,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable to bank	976	1,804
Accounts payable	11,214	11,416
Accrued expenses and other current liabilities	25,208	21,290

Total current liabilities	37,398	34,510
Notes payable and other liabilities, net of current portion	84,140	92,589
Pension liabilities	14,348	16,307

Total liabilities	135,886	143,406

Common stock	383	382
Additional paid-in capital	156,729	152,200
Retained earnings	157,717	146,979
Accumulated other comprehensive (loss)	(28,634)	(20,266)

Stockholders’ equity	286,195	279,295

Total liabilities and stockholders’ equity	$422,081	$422,701

IXYS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net revenues	$79,484	$75,133	$238,751	$237,437
Cost of goods sold	52,545	51,104	162,363	161,794

Gross profit	26,939	24,029	76,388	75,643

Operating expenses:
Research, development and engineering	6,703	7,280	22,461	22,767
Selling, general and administrative	10,276	9,158	30,454	29,595
Amortization of acquired intangible assets	750	1,329	2,463	4,282
Impairment of acquired intangible assets	1,391	—	1,391	—

Total operating expenses	19,120	17,767	56,769	56,644
Operating income	7,819	6,262	19,619	18,999
Other (expense) income, net	(675)	(88)	(409)	(2,400)

Income before income tax provision	7,144	6,174	19,210	16,599
Provision for income tax	2,044	3,888	7,156	8,055

Net income	$5,100	$2,286	$12,054	$8,544

Net income per share - basic	$0.16	$0.07	$0.38	$0.27

Weighted average shares used in per share calculation—basic	31,558	31,487	31,484	31,626

Net income per share - diluted	$0.16	$0.07	$0.38	$0.26

Weighted average shares used in per share calculation—diluted	32,209	32,343	32,119	32,483

Reconciliation of net income to non-GAAP net income (in thousands, unaudited):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net income	$5,100	$2,286	$12,054	$8,544
Amortization and impairment of acquired intangible assets	2,141	1,329	3,854	4,282
Stock compensation expense	822	838	2,551	2,777
Tax on stock compensation expense	(235)	(528)	(950)	(1,348)

Non-GAAP net income	$7,828	$3,925	$17,509	$14,255

Reconciliation of net income per share, diluted to non-GAAP net income per share, diluted (unaudited):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net income per share, diluted	$0.16	$0.07	$0.38	$0.26
Amortization and impairment of acquired intangible assets	0.06	0.04	0.12	0.13
Stock compensation expense	0.03	0.03	0.08	0.09
Tax on stock compensation expense	(0.01)	(0.02)	(0.03)	(0.04)

Non-GAAP net income per share, diluted	$0.24	$0.12	$0.55	$0.44

Weighted average shares used in per share calculation, diluted	32,209	32,343	32,119	32,483

Adjusted EBITDA (in thousands, unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net income	$5,100	$2,286	$12,054	$8,544
Add:
Income tax expense	2,044	3,888	7,156	8,055
Interest expense	646	432	1,896	1,030
Impairment of acquired-intangible assets	1,391	—	1,391	—
Depreciation and amortization	2,906	3,333	8,273	10,478
Stock compensation expense	822	838	2,551	2,777

Adjusted EBITDA	$12,909	$10,777	$33,321	$30,884

Contact:

Uzi Sasson

President & CEO

IXYS Corporation

1590 Buckeye Drive

Milpitas, California 95035

(408) 457-9000